Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release
For Immediate Release

Contact:
C. Harril Whitehurst, Jr.
Senior Vice President and CFO
804-897-3900
hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.
REPORTS RETURN TO PROFITABILITY
FOR THE FIRST QUARTER OF 2010

Midlothian, Virginia, April 30, 2010.  Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the first quarter of 2010.  For the three months ended March 31, 2010, the Company had net income of $488,000 and net income available to common shareholders of $306,000, or $0.07 per fully diluted share, compared to a net loss of $(75,000) or $(0.02) per fully diluted share for the same period in 2009.

The profit in the first quarter of 2010 represents the first profitable quarter since the third quarter of 2008 and is a substantial improvement over the loss of $(7,069,000) in the fourth quarter of 2009 when we wrote-off goodwill of $7,422,000.  The key factors that affected our financial results for the three months ended March 31, 2010 were an improving net interest margin, lower loan loss provisions, and higher noninterest income offset by increased noninterest expense, in particular salaries and benefits, expenses associated with foreclosed real estate, and FDIC insurance premiums.

First Quarter 2010 Highlights

➢
Our net interest margin improved to 3.26% for the three months ended March 31, 2010 from 3.04% for the same period in 2009.  This improvement resulted in an increase in net interest income before provision for loan losses of $509,000, or 13%, from $3,907,000 in 2009 to $4,416,000 in 2010.  Adjusting for the affect of nonaccrual interest, the net interest margin improved from 3.27% for the fourth quarter of 2009 to 3.52% for the first quarter of 2010.

➢
The impact on earnings from deteriorating asset quality slowed in the first quarter.  We recorded a provision for loan losses of $500,000 for the first quarter of 2010 compared to provisions of $1,100,000 for the same period in 2009 and $3,020,000 for the fourth quarter of 2009.  In addition, expenses and write-downs related to foreclosed assets amounted to $210,000 for the first quarter of 2010 compared to $40,000 for the same period in 2009 and $418,000 for the fourth quarter of 2009.

➢
Pre-tax, pre-provision earnings improved in the first quarter of 2010.  Pre-tax, pre-provision earnings amounted to $1,239,000 for the first quarter of 2010, an increase of $253,000, or 26%, compared to the $986,000 for the first quarter of 2009, and an increase of $270,000, or 28%, compared to the $969,000 for the fourth quarter of 2009.  This improvement is attributable to the improving net interest margin as well as stronger earnings by our mortgage company.

➢	Nonperforming assets, consisting of nonaccrual loans and foreclosed real estate, increased from $37,192,000 at December 31, 2009 to $43,699,000 at March 31, 2010, an increase of $6,507,000 or 17%.

➢	The Federal Deposit Insurance Corporation completed a Safety and Soundness Examination of the Bank in the first quarter of 2010.

➢	The Company and the Bank remained well capitalized at March 31, 2010.

Thomas W. Winfree, President and Chief Executive Officer, commented, “I am very gratified that our Company has returned to profitability.  Last year was challenging both for the banking industry as well as Village Bank.  However, I do not believe that we are out of the woods yet.  Unemployment remains high and real estate values remain depressed.  We continue to expend significant effort in addressing asset quality issues as our nonperforming assets represent a significant drag on earnings.  But I am encouraged that we have weathered the worst of the storm, withstanding the worst economy in my lifetime, and remain well capitalized.  This capital position, as well as a brighter profit picture, allows me to be cautiously optimistic about the future.”

Net Interest Income and Net Interest Margin

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities.  Net interest income for the three months ended March 31, 2010 was $4,416,000, an increase of $509,000, or 13%, over net interest income of $3,907,000 for the same period in 2009.  This increase is due to an improving net interest margin, primarily as a result of a declining cost of funds, which declined from 3.63% for the first quarter of 2009 to 2.36% for the first of 2010.

Our net interest margin (adjusted for the effect of interest on nonaccrual loans) has increased each quarter over the last twelve months except for a slight decline in the fourth quarter of 2009 which was a result of a downward repricing of loans and investment securities.  Our net interest margin over the last several quarters is provided in the following table:

		Adjusted
		for Interest
		On Non-
Quarter Ended	Actual	Accrual Loans

March 31, 2009	3.04%	3.17%
June 30, 2009	3.17%	3.27%
September 30, 2009	3.17%	3.32%
December 31, 2009	3.22%	3.27%
March 31, 2010	3.26%	3.52%

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $500,000 for the three months ended March 31, 2010 compared to $1,100,000 for the same period in 2009.  The decrease in the provision for loan losses in 2010 reflects management’s recognition of higher provisions in previous periods attributable to the Bank’s current level of nonperforming assets.  However, overall asset quality continues to be a concern as there continues to be uncertainty in the economy, our nonperforming assets increased in the first quarter of 2010, and the expenses associated with foreclosed real estate increased from $40,000 for the first quarter of 2009 to $210,000 in 2010.

Nonperforming assets consisting of nonaccrual loans and other real estate owned consisted of the following at the indicated dates (dollars in thousands):

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

Nonaccrual loans
Number	130	123	117	96	49
Amount	$33,255	$25,913	$21,916	$18,795	$13,369
Other real estate owned	10,715	11,279	11,249	4,626	3,967

Nonperforming assets	$43,970	$37,192	$33,165	$23,421	$17,336

Percentage of total assets	7.14%	6.17%	5.35%	3.94%	2.99%

The increase in nonaccrual loans in the first quarter of 2010 is primarily attributable to the addition of five loan relationships that we had previously identified as potential problem loan relationships and had established allowances for loan losses.
The increase in nonperforming assets in the first quarter of 2010 reflects the continuing economic stress on our lending relationships.  To address the asset quality deterioration, in early 2009 additional resources were allocated to bolster collections, workouts and the disposition of nonperforming assets, and those resources were further augmented by the hiring of a Special Assets Officer in the third quarter.  Notwithstanding these actions, if the economy continues to be depressed at the levels we have experienced in the latter part of 2008 and into 2009, nonperforming assets may increase in the future.

In addition to the nonperforming assets at March 31, 2010, there were twenty-two loans past due 90 days or more and still accruing interest totaling $2,535,000.  We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values.  However, economic circumstances related to specific credit relationships are changing, which may impact our assessments of collectability.

Mr. Winfree added, ”We believe that we have dealt with our nonperforming assets in a very responsible way by recording significant provisions for losses as well as write-downs of foreclosed real estate over the last eighteen months.  During that time period, we have recorded $14.5 million in provisions for losses on nonperforming assets to reflect these assets at a very realistic value in today’s depressed economy.  Our belief that these assets are currently recorded at a realistic value is based on current appraisals of the underlying collateral as well as sales of foreclosed assets we have already closed.  Now that we have written them down to a realistic value, we are about the business of disposing of them to put these funds back to work for the Bank.  We have dedicated significant existing resources as well as hiring qualified work-out personnel to liquidate these assets as quickly as possible.”

Mr. Winfree continued, ”While we cannot predict future losses from loans given the continued depressed economy, we believe that the worst is behind us.  We are working tirelessly every day to resolve troubled assets and, ultimately, provide an exceptional return to our shareholders who have stood by us through these difficult times.”

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2010	2009	2009	2009	2009

Loans 90 days past due and
still accruing	$2,535	$4,787	$1,661	$1,670	$1,435

Nonaccrual loans	33,255	25,913	21,916	18,795	13,369

Other real estate owned	10,715	11,279	11,249	4,626	3,967

Allowance for loan losses
Beginning balance	$10,522	$9,527	$9,618	$6,849	$6,059
Provision for loan losses	500	3,020	6,000	3,100	1,100
Charge-offs	(2,114)	(2,026)	(6,091)	(336)	(314)
Recoveries	183	1	-	5	4
Ending balance	$9,091	$10,522	$9,527	$9,618	$6,849

Ratios
Allowance for loan losses to
Loans, net of unearned income	1.96%	2.25%	2.02%	2.01%	1.45%
Nonaccrual loans	27.34%	40.61%	43.47%	51.17%	51.23%
Nonperforming assets to total assets	7.14%	6.17%	5.35%	3.94%	2.99%

Noninterest Income

Noninterest income increased significantly from $1,456,000 for the three months ended March 31, 2009 to $2,154,000 for the same period in 2010, an increase of $698,000, or 48%.  This increase in noninterest income is a result of higher gains on loan sales and fees from increased loan production by our mortgage banking subsidiary as well as gains on the sale of land behind one of our branches.  Our mortgage banking subsidiary has experienced a significant increase in loan production as a result of the addition of a loan production office in Northern Virginia as well as improved performance from some of our existing loan originators.

Noninterest Expense

Noninterest expense increased by $954,000 from the first quarter of 2009 to the first quarter of 2010.  The more significant increases in noninterest expense occurred in salaries and benefits of $303,000, FDIC insurance premiums of $197,000, and expenses related to foreclosed real estate of $170,000.  The increase in salaries is attributable to the addition of the mortgage company’s loan production office in Northern Virginia as well as the startup of a financial services division of the Bank.

Consolidated Assets

Total assets increased by $12,460,000, or 2%, to $615,423,000 at March 31, 2010 from $602,963,000 at December 31, 2009. This increase in total assets was primarily attributable to an increase in liquid assets (cash and due from, federal funds sold and investment securities available for sale) of $12,848,000.

Deposits and Other Borrowings

Deposits increased by $12,692,000, or 3%, from $498,285,000 at December 31, 2009 to $510,977,000 at March 31, 2010.  Checking and savings accounts increased by $3,558,000, money market accounts decreased by $9,337,000 and time deposits increased by $18,471,000.  We adjusted our interest rates on deposit accounts in the first quarter to encourage movement from money market accounts to longer term certificates of deposit to lengthen the maturities of our liabilities with the expectation that interest rates will move higher over the long-term.  The cost of our interest bearing deposits declined to 2.18% for the first quarter of 2010 compared to 2.68% for the fourth quarter of 2009.

Other borrowings decreased by $359,000 during the three months ended March 31, 2010, thereby decreasing our borrowings (including FHLB advances and trust preferred securities which did not change) to $52,235,000 at March 31, 2010 from $52,594,000 at December 31, 2009.  The cost of borrowings decreased to 3.92% for the first quarter of 2010 compared to 4.15% for the fourth quarter of 2009.

Equity

Consolidated stockholders’ equity totaled $49,361,000 at March 31, 2010, which represented a book value of $8.14 per common share.  At March 31, 2010, the Company and its subsidiary bank were classified as well-capitalized for regulatory capital purposes.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

This press release refers to the net interest margin and the net interest margin adjusted for the effect of interest on nonaccrual loans.  The net interest margin is calculated by dividing net interest income by total average earning assets.  We have also provided the net interest margin after removing the effect (either positive or negative) of interest on nonaccrual loans.  When loans are placed in non-accrual status, previously accrued and unpaid interest is reversed against interest income in the current period and interest is subsequently recognized only to the extent cash is received.  Interest accruals are resumed on such loans only when in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.  We also refer to the efficiency ratio in this press release which is computed by dividing noninterest expense by the sum of net interest income and noninterest income.  Such information is not in accordance with accounting principles generally accepted in the United States (GAAP), and should not be construed as such.  These are non-GAAP financial measures that we believe are common financial measures used by the financial services industry and provide investors with important information regarding our financial performance.

Pre-tax, pre-provision earnings, which adds back tax expense and the provision for loan losses to net income, is provided to demonstrate a more representative comparison of core operational performance without the volatile credit quality that is typically present in times of economic stress such as the financial industry is currently experiencing.  We believe that such financial information is meaningful to the reader in understanding operating performance but caution that such information should not be viewed as a substitute for GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2010	2009

Balance Sheet Data
Total assets	$615,423	$602,963
Investment securities	41,368	54,857
Loans held for sale	10,525	7,506
Loans, net	455,014	457,047
Deposits	510,977	498,285
Borrowings	52,235	52,594
Stockholders' equity	49,361	48,942
Book value per share	$8.14	$8.07
Total shares outstanding	4,238,348	4,230,628

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	1.96%	2.25%
Nonaccrual loans	27.34%	40.61%
Nonperforming assets to total assets	7.14%	6.17%

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Selected Operating Data
Interest income	$7,461	$8,353
Interest expense	3,045	4,446
Net interest income before
provision for loan losses	4,416	3,907
Provision for loan losses	500	1,100
Noninterest income	2,154	1,456
Noninterest expense	5,331	4,377
Income tax expense (benefit)	251	(39)
Net income (loss)	488	(75)
Net income (loss) available to
common shareholders	306	(75)
Income (loss) per share
Basic	$0.07	$(0.02)
Diluted	$0.07	$(0.02)

Performance Ratios
Return on average assets	0.32%	(0.05)%
Return on average equity	4.01%	(0.65)%
Net interest margin	3.26%	3.04%
Efficiency	81.14%	81.61%

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